EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 30, 2002 on our audit of the consolidated financial statements and financial statement schedules of InfoTech USA, Inc. and subsidiaries as of and for the year ended September 30, 2002, which report is included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 previously filed by InfoTech USA, Inc.

/s/ J.H. COHN LLP J. H. Cohn LLP

Roseland, New Jersey
June 19, 2003